EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263594 on Form S-3 and Registration Statement Nos. 333-195111, 333-215262, 333-217096 and 333-231470 on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of Lands’ End, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lands’ End, Inc. for the year ended January 28, 2022.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 24, 2022